Exhibit 5.2

Harney Westwood & Riegels LLP 5th Floor 5 New Street Square London EC4A 3BF Tel: +44 (0) 20 7842 6080 Fax: +44 (0) 20 7353 0487 www.harneys.com

September 15, 2010	Your Ref

Our Ref 040393.0010

Vale S.A.

Vale Overseas Limited	Doc ID 137508v2
Dear Sirs
Ref: Registration Statement on Form F-3 under the Securities Act of 1933, as amended, of Vale S.A. and Vale Overseas Limited
We have acted as Cayman Islands special counsel to Vale Overseas Limited (the Company), an exempted company incorporated with limited liability under the laws of the Cayman Islands, in connection with the preparation and filing by the Company and Vale S.A. (“Vale”), a corporation organized under the laws of the Federative Republic of Brazil, and the Company under the Securities Act of 1933, as amended (the Securities Act) of a Registration Statement on Form F-3 (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) and as Cayman Islands special counsel to the Company in relation to the supplementing of the information provided in the Registration Statement in connection with the issue by the Company of its US$750,000,000 aggregate principal amount 6.875% Guaranteed Notes due 2039 to be issued under the Amended and Restated Tenth Supplemental Indenture (as defined below) (the 2039 Notes) (such issue to constitute a reopening of the Company’s US$1,000,000,000 6.875% Guaranteed Notes due 2039 issued on 10 November 2009) and its US$1,000,000,000 aggregate principal amount 4.625% Guaranteed Notes due 2020 to be issued under the Eleventh Supplemental Indenture (as defined below) (the 2020 Notes and together with the 2039 Notes, the Notes), all Notes to be unconditionally guaranteed by Vale S.A. (Vale).
In rendering this opinion, we have reviewed:
1. the Registration Statement;
2. the preliminary prospectus supplement dated 8 September 2010 filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act and the related final prospectus supplement dated 15 September 2010 filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act supplementing the Base Prospectus in relation to the issue of the Notes (the Registration Statement, the Base Prospectus, and the preliminary and final prospectus supplements together constituting the Offering Documents);

3. the Amendment and Restatement to the Tenth Supplemental Indenture dated 15 September 2010 (the Tenth Supplemental Indenture Amendment and Restatement) made among the Company as Issuer, Vale as Guarantor and The Bank of New York Mellon as Trustee (the Trustee) amending and restating the Tenth Supplemental Indenture dated 10 November 2009 (the Tenth Supplemental Indenture and together with the Tenth Supplemental Indenture Amendment and Restatement, the Amended and Restated Tenth Supplemental Indenture) supplementing the Amended and Restated Indenture dated as of 21 November 2006 made among the Company, Vale and the Trustee (the Amended and Restated Indenture);
4. the Eleventh Supplemental Indenture dated 15 September 2010 (the Eleventh Supplemental Indenture) made among the Company as Issuer, Vale as Guarantor and the Trustee supplementing the Amended and Restated Indenture (such Amended and Restated Indenture when supplemented by the Amended and Restated Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, the Indenture);
5. the Terms Agreement dated 8 September 2010 made among the Company as Issuer, Vale as Guarantor and the underwriters named therein and the Underwriting Agreement Basic Provisions incorporated therein (the Terms Agreement);
6. a copy of executed minutes of a meeting of the Board of Directors of the Company dated 30 October 2009 and a copy of executed minutes of a meeting of the Board of Directors of the Company dated 9 September 2010 (together, the Resolutions);
7. a copy of the executed Power of Attorney given by the Company in favour of Marcio Felipe Miheiro Aigner, José Albeito Menezes Penedo, Luciana Ribeiro da Costa Werner and Adriana Barbosa Areias dated 28 October 2009 (the 2009 Power of Attorney) and a copy of the executed Power of Attorney given by the Company in favour of José Alberto Menezes Penedo, Luciana Ribeiro da Costa Werner, Adriana Barbosa Areias, Juan Merlini and Marcelo Habibe dated 3 September 2010 ( the 2010 Power of Attorney); and
8. the Memorandum and Articles of Association of the Company in effect on the date hereof, and we have made such inquiries and examined originals (or copies certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments and made such examination of the law as we have deemed necessary or appropriate to enable us to render this opinion. In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile) and the truthfulness of all certificates of public officials and corporate officers. For the purposes of this opinion the Indenture, the Notes and the Terms Agreement are collectively referred to as Transaction Documents.
In connection with this opinion, we have relied upon the following assumptions, which we have not independently verified:

1. The Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Offering Documents.
2. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Transaction Documents and that, in so far as any obligation expressed to be incurred under the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.
3. The Transaction Documents are within the capacity and powers of, and have been or will be duly authorized, executed and delivered by, each of the parties thereto (other than the Company).
4. The choice of the laws of the jurisdiction selected to govern each of the Transaction Documents has been made in good faith and will be regarded as a valid and binding selection that will be upheld in the courts of that jurisdiction and all jurisdictions other than the Cayman Islands.
5. All authorizations, approvals, consents, licenses and exemptions required by and all filings and other requirements of each of the parties to the Transaction Documents outside the Cayman Islands to ensure the legality and validity of the Transaction Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.
6. All conditions precedent contained in the Transaction Documents have been or will be satisfied or waived.
7. None of the parties to the Transaction Documents is a person, political faction or body resident in or constituted under the laws of any country which is currently the subject of United Nations sanctions (Sanctions) extended to the Cayman Islands by the Order of Her Majesty in Council.
8. The copies of the minute book, Register of Members, Register of Directors and Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company provided to us on 27 August 2010 by its registered office constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.
9. The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10:00 a.m., Cayman Islands time, on 14 September 2010 constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

10. The meetings of the Board of Directors at which the Resolutions were duly adopted were called and held in accordance with the Articles of Association of the Company.
11. The 2009 Power of Attorney had not been revoked and was in full force and effect at all times on 10 November 2009 and the 2010 Power of Attorney remains in full force and effect and has not been revoked.
We are qualified to practice law solely in the Cayman Islands and express no opinion as to any laws or matters governed by any laws other than the laws of the Cayman Islands.
Based upon and subject to the foregoing, we are of the opinion that:
1. The Company has been duly incorporated and is a validly existing exempted company with limited liability under the laws of the Cayman Islands.
2. With respect to the Notes when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (ii) the Transaction Documents and such Notes have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and the provisions of the Indenture and in accordance with the Terms Agreement upon payment of the consideration therefor provided for therein, such Notes will be duly authorized and validly issued.
We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “ Validity of the Debt Securities” as counsel for the Company who have passed on the validity of the Company Debt Securities being registered by the Registration Statement and to the reference to us under the heading “ Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons — Cayman Islands”, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion letter is furnished solely for your benefit in connection with the aforementioned Registration Statement.
Yours faithfully
/s/ HARNEY WESTWOOD & RIEGELS
HARNEY WESTWOOD & RIEGELS